Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC
ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-3 of our report dated March 30, 2016 relating to the financial statements, which appears in the 2015 Annual Report to Shareholders, which is incorporated by reference in ParkerVision, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2015.  We also consent to the incorporation by reference of our report dated March 30, 2016 relating to the financial statement schedule, which appears in such Annual Report on Form 10‑K.  We also consent to the reference to us under the heading “Experts” in such Post-Effective Amendment No. 1 to Form S-3.

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida
 July 26, 2016